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                                                                    Exhibit 99.1

                         CONNECTIVITY TECHNOLOGIES INC.
                               680 Mechanic Street
                                   Suite 1201
                                  P.O. Box 786
                              Leominster, MA 01453


FOR IMMEDIATE RELEASE                                             CONTACT:
Wednesday, June 23, 1999                                          James Hopkins
                                                                  (978) 537-9138

                     CONNECTIVITY TECHNOLOGIES SIGNS LETTER
                          OF INTENT TO SELL OPERATIONS


         Leominster, MA - June 23, 1999 - Connectivity Technologies Inc. (OTC:BB:CVTK) today announced the signing of a non-binding Letter of Intent to sell its operating subsidiary, Connectivity Products Incorporated, to Rome Group, Inc. or a wholly-owned subsidiary thereof for a total cash consideration of $21 million, subject to adjustment.

         A spokesman for Connectivity Technologies said that the transaction is expected to generate net proceeds of over $3 million to Connectivity Technologies (after the repayment of debt, payment of selected expenses, transaction costs and taxes). The transaction is subject to various conditions, including the signing of a mutually satisfactory stock purchase agreement, satisfactory completion of due diligence investigation by the buyer, termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of Rome Group's Board of Directors and the approval of Connectivity Technologies' shareholders at a meeting to be held as soon as the necessary documentation and regulatory matters can be completed.

         A Connectivity Technologies spokesperson said that, assuming that the sale is consummated, Connectivity Technologies intends to maintain its status as a public corporation and to seek to acquire other operating assets. Company officials said that it was not expected that the sale would result in the loss of Connectivity Technologies' substantial net operating losses for tax purposes.

         Connectivity Technologies, formerly known as Tigera Group, Inc., acquired its interest in Connectivity Products, a manufacturer and assembler of wire and cable products, in May 1996. In late April 1999, Connectivity Technologies announced the signing of a new credit agreement between Connectivity Products and its lenders covering a credit facility extending until January 31, 2000 in the amount of $16,460,700, including an over-advance, with a maximum indebtedness at any one time to be determined by a borrowing base calculation. Since that time, Connectivity Products has reduced its indebtedness to its lenders by approximately $800,000.

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         Rome Group, the acquiring company, through its subsidiary, Rome Cable
Corporation, manufactures wire and cable products, and its affiliate, Sherburne Metal Products, produces high grade copper and copper alloy metals for a variety of applications.

         A Rome Cable spokesperson said that the acquisition of Connectivity Products and its operating divisions, BSCC and Energy Electric Assembly, will extend the range of wire and cable products offered by Rome and adds the cable assembly capability of Energy Electric Assembly.

         The Rome Cable operation was established in 1936 and is a leading supplier to the industrial, utility, OEM, commercial, and mining markets. With six strategically located distribution centers and its headquarters in Rome, New York, Rome Cable is positioned to effectively service the day-to-day needs of these markets.


SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

         This release contains, in addition to historical information, forward-looking statements including, but not limited to, information relating to the possibility of the consummation of the sale reflected in the letter of intent, as well as the amount of net proceeds which would become available to Connectivity Technologies, the tax consequences of the transaction the uses to which any proceeds will be put and the possibility of an additional payment in respect of Connectivity Products' bank debt. Actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors and risks. Reference is made to the reports of Connectivity Technologies Inc. filed with the Securities and Exchange Commission for further information. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. Connectivity Technologies is not undertaking to update any such reports or statements.


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